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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ____________

                                  SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.  1  )1



                                GENENTECH, INC.
   ------------------------------------------------------------------------
                               (Name of Issuer)


                         COMMON STOCK  $0.02 PAR VALUE
   ------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  368710109
   ------------------------------------------------------------------------
                                (CUSIP Number)


                                   __________

     Check the following box if a fee is being paid with this statement[ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)





____________________
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.   368710109                13G               Page   2  of   4   Pages
         ---------------                                   ------  ------

     1      NAME OF REPORTING PERSONS
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              The Lubrizol Corporation          34-0367600

     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                   (b) [ ]

     3      SEC USE ONLY

     4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Ohio

                         5     SOLE VOTING POWER

                               2,000,000 owned by its wholly-owned subsidiary,
  NUMBER OF                    Lubrizol Overseas Trading Corporation
  SHARES
  BENEFICIALLY           6     SHARED VOTING POWER             N/A
  OWNED BY
  EACH                   7     SOLE DISPOSITIVE POWER
  REPORTING
  PERSON WITH                  2,000,000 owned by its wholly-owned subsidiary,
                               Lubrizol Overseas Trading Corporation

                         8     SHARED DISPOSITIVE POWER        N/A


     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,000,000 owned by its wholly-owned subsidiary, Lubrizol Overseas Trading Corporation

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                       [ ]
                        N/A

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              4.19%

    12      TYPE OF REPORTING PERSON*

              CO

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
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                                                             Page 3 of 4 Pages
                                                             ------------------

Item 1(a)  Name Of Issuer:

           Genentech, Inc.
- ------------------------------------------------------------------------------
Item 1(b)  Address Of Issuer's Principal Executive Offices:

           460 Point San Bruno Boulevard
           South San Francisco, CA  94080
- ------------------------------------------------------------------------------
Item 2(a)  Name Of Person Filing:

           The Lubrizol Corporation
- ------------------------------------------------------------------------------
Item 2(b)  Address Of Principal Business Office Or, If None, Residence:

           29400 Lakeland Boulevard
           Wickliffe, Ohio  44092
- ------------------------------------------------------------------------------
Item 2(c)  Citizenship:

           The Lubrizol Corporation is an Ohio corporation
- ------------------------------------------------------------------------------
Item 2(d)  Title Of Class Of Securities:

           Redeemable Common Stock
- ------------------------------------------------------------------------------
Item 2(e)  CUSIP Number:

           368710109
- ------------------------------------------------------------------------------
Item 3     Not Applicable
- ------------------------------------------------------------------------------
Item 4     Ownership:

      (a)  Amount Beneficially Owned:   2,000,000

      (b)  Percent Of Class:  4.19%

      (c)  Number Of Shares As To Which Such Person Has:

             (i) Sole Power To Vote Or To Direct The Vote   2,000,000
                                                          ------------
            (ii) Shared Power To Vote Or To Direct The Vote   N/A
                                                           -----------
           (iii) Sole Power To Dispose Or To Direct The
                   Disposition Of   2,000,000
                                 --------------
            (iv) Shared Power To Dispose Or To Direct The
                   Disposition Of   N/A
                                 ------------
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                                                               Page 4 of 4 Pages
                                                               ----------------



Item 5  Ownership Of Five Percent Or Less Of A Class:

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be beneficial owner of more
than five percent of the class of securities, check the following:         [x]
- ------------------------------------------------------------------------------
Item 6  Ownership Of More Than Five Percent On Behalf Of Another Person:

          Not Applicable
- ------------------------------------------------------------------------------
Item 7  Identification And Classification Of The Subsidiary Which
        Acquired The Security Being Reported On By The Parent
        Holding Company:

        Lubrizol Overseas Trading Corporation, a wholly-owned subsidiary (51-6146748) Wilmington Trust Center, 1105 North Market St., Suite 1300,
P.O. Box 8985, Wilmington, DE 19899
- ------------------------------------------------------------------------------
Item 8  Identification And Classification Of Members Of The Group:

          Not Applicable
- ------------------------------------------------------------------------------
Item 9  Notice Of Dissolution Of Group:

          Not Applicable
- ------------------------------------------------------------------------------
Item 10  Certification:

          Not Applicable
- ------------------------------------------------------------------------------

Signature
- ---------

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 1994


For the year ended                              THE LUBRIZOL CORPORATION
December 31, 1993

                                                By:  /s/ R. A. Andreas
                                                ------------------------
                                                    R. A. Andreas
                                                    Vice President and
                                                      Chief Financial Officer